                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement

/ / Confidential, for Use of the Commission only
(as permitted by Rule 14A-6(e)(2))

/X/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          FLEET FINANCIAL GROUP, INC.
                (Name of Registrant as Specified In Its Charter)

                             _________N/A_________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies: __________________
    (2) Aggregate number of securities to which transaction applies: __________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): __________________
    (4) Proposed maximum aggregate value of transaction: __________________
    (5) Total fee paid: __________________

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount Previously Paid: __________________
    (2) Form, Schedule or Registration Statement No.: __________________
    (3) Filing Party: __________________
    (4) Date Filed: __________________

Notes:

                                     [LOGO]

                               One Federal Street
                          Boston, Massachusetts 02110

                                                                   July 30, 1998

Dear Stockholder:

    I am pleased to report to you that your Board of Directors has approved a two-for-one split of the common stock of Fleet Financial Group, Inc. ("Fleet"). The split is subject to stockholder approval of an amendment to the Company's articles of incorporation increasing the number of authorized shares of Company common stock in order to provide sufficient additional shares to make the split possible.

    The Board of Directors unanimously recommends that stockholders approve the proposed amendment, which is more fully described in the accompanying materials. Toward that end, the Board asks that you complete, sign and return the enclosed consent form by September 4, 1998.

    YOUR CONSENT IS IMPORTANT, SINCE APPROVAL OF THE AMENDMENT REQUIRES THE EXECUTION OF WRITTEN CONSENTS ON BEHALF OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK. As a result, if you do not return a properly completed and signed consent, you will effectively be voting against the amendment.

    The consent that the Board of Directors is soliciting will allow the Company to proceed with the proposed amendment of the articles of incorporation without the necessity of convening a special meeting of stockholders. We anticipate that the amendment and stock split will be completed during the month of September, as further described in the enclosed document.

    Please take a moment to review the materials and to complete, sign and return your consent.

                                            Very truly yours,

                                            /s/ Terrence Murray

                                            TERRENCE MURRAY
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                     [LOGO]

                               One Federal Street
                          Boston, Massachusetts 02110
                             Telephone 617-346-4000

                              CONSENT SOLICITATION
                                 July 30, 1998

    This consent solicitation contains important information relating to a proposed amendment to the articles of incorporation of Fleet Financial Group, Inc. to increase its authorized common stock from 600,000,000 to 1,200,000,000 shares. The Board of Directors is recommending approval of the amendment in connection with its authorization of a two-for-one split of the Company's common stock.

    The following pages include information on:

    . the stock split (questions 1 to 9);

    . the proposed amendment to the articles of incorporation (questions 10 to 12);

    . procedures for the consent solicitation (questions 13 to 20); and

    . current stock ownership and other matters relating to the Company (questions 21 and 22).

    This consent solicitation was first mailed to stockholders on August 4, 1998. Stockholders are requested to return their consent forms by September 4, 1998.

                                THE STOCK SPLIT

1. WHAT IS THE STOCK SPLIT?

    On July 14, 1998, the Company's Board of Directors authorized a two-for-one split of the Company's common stock, subject to receipt of stockholder approval of an amendment to the Company's articles of incorporation to increase the amount of the Company's authorized common stock. An increase in authorized common stock is necessary to permit the split to occur, since the Company does not currently have enough authorized but unissued shares to carry out the split.

2. WHY IS THE STOCK BEING SPLIT?

    The purpose of the split is to bring the trading range of the Company's common stock within a band that makes it attractive to a broader range of investors. The Board of Directors has in the past authorized a number of stock splits for this same purpose when the common stock has reached trading ranges higher than the stock of many similarly situated companies. The last split of the Company's common stock was in April 1987.

    The closing price of a share of the Company's common stock on the New York Stock Exchange on July 27, 1998 was $85 3/8, and trading prices between January 1 and July 27, 1998 ranged from $68 3/8 to

$90 3/4. In authorizing the split, the Board of Directors took into account that this trading range was higher than that of many other major bank holding companies. The Board of Directors believes that the two-for-one split will bring the stock into a more widely accessible trading range, particularly for individual investors.

3. HOW AND WHEN WILL THE STOCK SPLIT BE CARRIED OUT?

    The stock split will be effected by means of a stock distribution of one share for each outstanding share of common stock as of the record date for the split. The record date will be set as soon as practicable after the Company receives consents from the requisite majority of stockholders authorizing the amendment of the articles of incorporation. Assuming that the requisite consents are received by September 4, 1998, the end of the initial solicitation period (see question 16 below), the Company anticipates that the amendment of the articles of incorporation and the record date for the split would be on or about September 18, 1998. If the solicitation period is extended, the effectiveness of the amendment and the record date for the split would be deferred until approximately ten days after the receipt of the requisite consents.

    Stockholders of record as of the close of business on the record date for the split will be entitled to receive one new share for each share that they hold as of that date. The Company expects to begin mailing to registered stockholders certificates representing the additional shares approximately three weeks following the record date of the stock split.

IMPORTANT NOTE: CERTIFICATES REPRESENTING SHARES ISSUED PRIOR TO THE SPLIT WILL CONTINUE TO REPRESENT THE SAME NUMBER OF SHARES AFTER THE EFFECTIVE DATE. THEREFORE, PLEASE DO NOT DESTROY YOUR EXISTING CERTIFICATES OR RETURN THEM TO THE COMPANY.

    Stockholders whose shares are held by a broker or other nominee in "street name" will not receive certificates representing the new shares. Instead, their accounts will be credited with the new shares in accordance with the procedures used by their broker or nominee.

4. WILL THE NEW SHARES RESULTING FROM THE SPLIT BE DIFFERENT FROM CURRENTLY OUTSTANDING SHARES?

    No. The new shares will be identical in all respects to currently outstanding shares. Each new share will be fully paid and nonassessable and carry the same one-vote-per-share voting right as existing shares. The split will not alter any stockholder's proportionate ownership interest in the Company. Following the split, there will be an appropriate adjustment in the amount of dividends paid per share of common stock.

5. HOW WILL THE SPLIT AFFECT TREASURY SHARES, COMPANY STOCK OPTIONS AND THE PREFERRED STOCK PURCHASE RIGHTS PLAN?

    The split will result in a two-for-one adjustment in all shares held in the Company's treasury. In addition, adjustments reflecting the split will be made in the number of shares of common stock reserved for issuance under the Company's various stock option and incentive plans and the exercise prices of outstanding option grants, as well as shares reserved for issuance under the Company's outstanding warrants and rights.

    The split will result in a two-for-one adjustment in the outstanding rights granted to holders of common stock pursuant to the Rights Agreement governing the Company's preferred share purchase rights. The rights issued under the agreement, which trade automatically with the common stock, become exercisable only upon the occurrence of certain events involving the acquisition or potential acquisition of 10% or more of the Company's common stock by any person or group in a transaction not approved by the Company's Board of Directors. The rights are not currently exercisable and trade with the common stock on the basis of one right for each full share of common stock. Accordingly, each new share of common stock issued in connection with the split will be issued with one right attached thereto.

6. HOW WILL FRACTIONAL SHARE INTERESTS BE TREATED?

    Fractional share interests reflected as of the record date for the split in the accounts of stockholders who participate in the Company's stock-based plans will be credited with proportionate additional share interests upon the effectiveness of the split.

7. WILL THE STOCK SPLIT BE TAXABLE?

    The Company has been advised by tax counsel that, under existing United States federal income tax laws, the stock split will not result in gain or loss or realization of taxable income to holders of common stock. Immediately after the stock split, the tax basis of each share of Company stock will be one-half of the tax basis before the stock split. For United States federal income tax purposes, each new share will be deemed to have been acquired at the same time as the original share with respect to which the new share was issued.

    The laws of jurisdictions other than the United States may impose income taxes on the receipt of the additional shares. Stockholders may wish to consult their own tax advisors with respect to these and other possible tax consequences of the split.

8. WILL THE NEW SHARES BE LISTED ON A STOCK EXCHANGE?

    The Company will apply to list the additional shares issued pursuant to the stock split on the New York Stock Exchange.

9. WILL THE SPLIT AFFECT THE COMPANY'S FINANCIAL STATEMENTS?

    On the Company's consolidated balance sheet, the split will result in the allocation of an amount equal to the aggregate par value of the new shares resulting from the split (approximately $3.0 million) to the "common stock" line of stockholders' equity, and a corresponding deduction of the same amount from the "common surplus" line. The Company's reported amounts of authorized and issued shares, as well as the number of shares of treasury stock, will also be adjusted on a two-for-one basis.

    The split will not affect the Company's income or cash flow statements, except to the extent of the costs of this consent solicitation and related activities to effectuate the amendment and the split, which are not material to the Company. The split will affect all earnings per share amounts reflected on the income statement, since earnings per share will be restated for the periods presented to reflect the increase in the number of common shares outstanding.

                   AMENDMENT OF THE ARTICLES OF INCORPORATION

10. WHAT IS THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION?

    The Company's articles of incorporation currently authorize the issuance of a total of 616,000,000 shares, composed of 600,000,000 shares of common stock, par value $0.01 per share, and 16,000,000 shares of preferred stock, par value $1.00 per share. The proposed amendment will increase the total number of authorized shares to 1,216,000,000, and the number of shares of common stock authorized to 1,200,000,000. The amendment will modify the first paragraph of Article FOURTH of the articles of incorporation to read as follows:

    FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,216,000,000, of which 16,000,000 shares of the par value of $1.00 each, are to be of a class designated "Preferred Stock", and 1,200,000,000 shares of the par value of $0.01 each, are to be of a class designated "Common Stock".

    Each of the newly authorized shares of common stock will have the same rights and privileges as currently authorized common stock. The new shares, like the currently authorized shares, will not have preemptive rights. The amendment will not change the par value of the common stock.

    The amendment will not change the currently authorized number of shares of preferred stock, which will remain set at 16,000,000. As of July 27, 1998, Fleet had outstanding five series of preferred stock as follows: (i) 500,000 shares of 9.35% Cumulative Preferred Stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, (ii) 765,000 shares of Series V 7.25% Perpetual Preferred Stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, (iii) 600,000 shares of Series VI 6.75% Perpetual Preferred Stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, (iv) 700,000 shares of Series VII Fixed/Adjustable Rate Cumulative Preferred Stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends, and (v) 200,000 shares of Series VIII Fixed/Adjustable Rate Noncumulative Preferred Stock, having a liquidation value of $250 per share, plus accrued and unpaid dividends. In addition, the Board of Directors of Fleet established a series of 3,000,000 shares of Cumulative Participating Junior Preferred Stock (the "Junior Preferred Stock") issuable upon exercise of the preferred share purchase rights described above, of which no shares were issued and outstanding as of such date. The Board of Directors has authorized an increase in the number of authorized Junior Preferred Stock to 6,000,000, to become effective concurrently with the increase in common stock.

11. WHY IS THE AMENDMENT NECESSARY?

    An increase in the amount of common stock authorized by the articles of incorporation is necessary to permit the Company to carry out the stock split, since the Company does not currently have enough authorized but unissued shares to accommodate the split. As of July 27, 1998, a total of 319,892,095 shares of common stock had been issued or are reserved for issuance pursuant to the exercise of outstanding rights, options and warrants, including shares held in the Company's treasury and by the Company's various compensation and benefit plans, leaving a total of 280,107,905 authorized shares available for future issuance. Since the stock split will result in the issuance of one new share for every share outstanding or reserved for issuance as of the record date for the split, additional authorization is needed.

    The Board of Directors has determined that the number of authorized shares of common stock should be increased in the same two-for-one proportion as the stock split, resulting in the proposed increase from 600,000,000 to 1,200,000,000. This will ensure that the Company continues to have available for future issuance the same proportionate amount of authorized common stock as it currently has.

12. HOW WILL THE ADDITIONAL AUTHORIZED COMMON STOCK BE USED?

    After the stock split, the Company will have approximately 639,784,190 million shares of common stock outstanding and reserved for issuance, leaving approximately 560,215,810 million shares available for future issuance for valid corporate purposes such as acquisitions, financings, incentive compensation and further stock dividends. The newly authorized common stock will be available for issuance without action by stockholders except as required by law or stock exchange requirements. For example, the current rules of the New York Stock Exchange would require approval by the Company's stockholders if the number of shares of common stock to be issued in any transaction or series of related transactions (such as a merger) equaled or exceeded 20% of the number of shares of common stock outstanding immediately prior to such issuance. Current stockholders do not have preemptive rights, which means they do not have the right to purchase any new issuance of common stock in order to maintain their proportionate interests in the Company.

    The Company has no current plan or commitment to issue shares of stock for purposes other than those discussed above.

    The additional authorized shares could be used to discourage persons from attempting to gain control of the Company, by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board of Directors in opposing a takeover bid or a solicitation in opposition to management. The Company is not currently aware of any effort to obtain control of the Company, and has no plans to use the new shares for purposes of discouraging any such effort.

                            THE CONSENT SOLICITATION

13. WHO IS BEING ASKED TO APPROVE THE AMENDMENT?

    Only stockholders of record at the close of business on July 27, 1998 are entitled to execute and deliver consents with respect to the proposed amendment. On that date, there were 283,919,410 shares of Company common stock outstanding and entitled to consent with respect to the amendment. Each share is entitled to one consent.

    As noted above (question 3), a separate record date will be set for the stock split, assuming the amendment to the articles of incorporation becomes effective.

14. WHAT LEVEL OF APPROVAL IS REQUIRED FOR THE AMENDMENT?

    Approval of the amendment will require the execution and delivery to the Company of written consents on behalf of the holders of an absolute majority of the issued and outstanding shares of the Company's common stock.

15. HOW DO I CONSENT TO THE AMENDMENT?

    You may consent to the proposed amendment with respect to your shares by completing and signing the enclosed consent form and returning it to the Company on or before the final consent date (as described under question 16 below).

    If your shares are held in "street name," your broker or nominee may authorize consent on your behalf if you do not direct your broker or nominee not to do so.

    PLEASE NOTE THAT NOT RETURNING YOUR CONSENT OR ABSTAINING FROM THE VOTE HAS THE SAME IMPACT AS DISAPPROVING THE AMENDMENT, SINCE APPROVAL OF THE AMENDMENT REQUIRES WRITTEN CONSENT ON BEHALF OF THE HOLDERS OF AN ABSOLUTE MAJORITY OF THE COMMON STOCK OUTSTANDING AND ENTITLED TO VOTE, RATHER THAN SIMPLY A MAJORITY OF THOSE WHO ACTUALLY EXECUTE AND DELIVER CONSENTS.

16. WHAT IS THE DEADLINE FOR DELIVERING MY CONSENT?

    The Board of Directors has set September 4, 1998 as the targeted final date for receipt of consents. If the Company has received consents on behalf of the holders of a majority of the Company's common stock by that date, the consent solicitation will expire, and the Company will proceed with the amendment of the articles of incorporation.

    The Board of Directors has reserved the right to extend the final date for receipt of consents beyond September 4, 1998 in the event that the requisite majority approval has not been obtained by that date. Any such extension may be made without notice to individual stockholders.

17. HOW DO I CONSENT TO THE AMENDMENT WITH RESPECT TO DIVIDEND REINVESTMENT SHARES, EMPLOYEE STOCK PURCHASE SHARES AND FLEET SAVINGS PLAN SHARES?

    If you participate in the Dividend Reinvestment and Stock Purchase Plan, the Employee Stock Purchase Plan or the Fleet Savings Plan, you may consent to the amendment with respect to shares of common stock of the Company equivalent to the value of the interest credited to your account by instructing the trustee or agent of the respective plan, pursuant to the instruction card being mailed with this document to plan participants. The trustee or agent will deliver consents with respect to your shares in accordance with your duly executed instructions received by September 3, 1998 (or such later date as the Board of Directors may set in connection with any extension of the solicitation period). If you do not send instructions, the trustee or agent will deliver consents with respect to the share equivalents credited to your account in accordance with the authority given to such trustee or agent under the terms of the applicable plan, which is
(i) for the Dividend Reinvestment Plan and the Employee Stock Purchase Plan, respectively, to deliver such consents in its discretion as to all undirected share equivalents held in the plan; and (ii) for the Fleet Savings Plan, to deliver such consents in accordance with management's recommendation in favor of the amendment to the Articles of Incorporation.

18. CAN I CHANGE MY CONSENT?

    Yes. Even after you have submitted your consent form, you may file with William C. Mutterperl, the Secretary of the Company, One Federal Street, Boston, Massachusetts 02110, a notice of revocation or a subsequently dated consent form at any time before the final consent date.

19. WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS?

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT OF THE ARTICLES OF INCORPORATION AND BELIEVES THAT THE AMENDMENT AND THE COMPLETION OF THE STOCK SPLIT ARE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS CONSENT TO THE AMENDMENT.

20. HOW ARE COSTS OF THIS SOLICITATION BEING BORNE?

    The expenses of preparing, printing and mailing these consent solicitation materials are being borne by the Company. The Company has retained Georgeson & Co., 100 Wall Street, New York, New York 10005, to aid in the solicitation. For these services, the Company will pay Georgeson & Co. a fee of $15,000 and reimburse it for certain out-of-pocket disbursements and expenses. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit consents by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                             ADDITIONAL INFORMATION

21. STOCK OWNERSHIP

    The following table gives information about the ownership of Company common stock as of June 30, 1998 by the directors, the chief executive officer, the four most highly compensated other executive officers (as of December 31, 1997), the executive officers and directors as a group, and all stockholders known by Fleet to beneficially own more than 5% of the 283,847,217 shares of common stock outstanding as of such date.

    No director or executive officer of the Company beneficially owns any equity security of Fleet other than common stock, except John T. Collins and Lois D. Rice who own 10,000 and 1,000 depositary shares, respectively, of the Company's 9.35% Cumulative Preferred Stock. In addition, all nonemployee directors receive stock units as part of their total compensation for service on the Fleet Board. Stock units are payable in shares of common stock when a director leaves the board.

                                              AMOUNT AND NATURE                TOTAL COMMON
           NAME OF INDIVIDUAL OR                OF BENEFICIAL                     EQUITY      PERCENT OF
             IDENTITY OF GROUP                 OWNERSHIP(1)(2)    STOCK UNITS    OWNERSHIP     CLASS(13)
--------------------------------------------  ------------------  -----------  -------------  -----------
Joel B. Alvord..............................          188,468          2,008        190,476      .07%
William Barnet, III.........................           10,872         11,902         22,774        *
Bradford R. Boss............................           31,676(3)       2,493         34,169      .01%
Stillman B. Brown...........................           20,011          3,604         23,615        *
Paul J. Choquette, Jr.......................            8,505(4)       2,265         10,770        *
Kim B. Clark................................                0            562            562        *
John T. Collins.............................           40,062          1,251         41,313      .01%
James F. Hardymon...........................            3,704          1,741          5,445        *
Marian L. Heard.............................               94            969          1,063        *
Robert M. Kavner............................            3,240          2,719          5,959        *
Raymond C. Kennedy..........................           20,564            666         21,230        *
Robert J. Matura............................            9,115(5)       1,993         11,108        *
Arthur C. Milot.............................          239,704(6)       9,073        248,777      .09%
Terrence Murray.............................          488,329              0        488,329      .17%
Thomas D. O'Connor..........................           23,558          3,867         27,425      .01%
Michael B. Picotte..........................           30,243          5,734         35,977      .01%
Thomas C. Quick.............................        3,900,649(7)           0      3,900,649     1.37%
Lois D. Rice................................            3,741          2,462          6,203        *
John R. Riedman.............................          363,222(8)       2,277        365,499      .13%
Thomas M. Ryan..............................              750(9)         831          1,581        *
Samuel O. Thier.............................              252          1,210          1,462        *
Paul R. Tregurtha...........................           12,891          2,857         15,748        *
Robert J. Higgins...........................          219,175           --          219,175      .08%
H. Jay Sarles...............................          289,581           --          289,581      .10%
Gunnar S. Overstrom, Jr.....................          238,687(10)       --          238,687      .08%
Michael R. Zucchini.........................          100,856           --          100,798      .04%
All directors and executive officers as a
  group (35 persons)........................        6,819,695         60,484      6,880,179     2.42%
FMR Corp. (11)..............................
  82 Devonshire Street
  Boston, MA 02109                                 25,970,808(11)       --       25,970,808(11) 9.14%  (11)
KKR Associates (12).........................
  9 West 57th Street New York, NY 10019            25,591,890(12)       --       25,591,890(12) 8.80%  (12)

------------------------

(1) Amounts shown include 99,000, 242,000, 86,700, 109,500, 135,500, 32,000,
    12,000 and 348,909 shares, respectively, that may be acquired by Messrs. Alvord, Murray, Quick, Higgins, Sarles, Overstrom and Zucchini, and all other directors and executive officers as a group, pursuant to employee stock options on or prior to August 30, 1998.

(2) Amounts shown include 18,014, 10,444, 28,262, 3,705 and 11,536 shares, respectively, allocated to the accounts of Messrs. Higgins, Sarles, Overstrom and Zucchini, and all other executive officers as a group, in the Common Stock fund held in trust under the Fleet Savings Plan.

(3) Amount shown for Mr. Boss includes 200 shares held in his wife's name.

(4) Mr. Choquette disclaims beneficial ownership of 1,550 shares held in his wife's name.

(5) Amount shown for Mr. Matura includes 5,174 shares held in his wife's name.

(6) Mr. Milot disclaims beneficial ownership of 4,294 shares held in his wife's name.

(7) Amount shown includes 3,617,615 shares with respect to which Mr. Quick holds sole or shared voting and investment power in his capacity as trustee or general partner of certain trusts and a general partnership.

(8) Mr. Riedman disclaims beneficial ownership of 876 shares held in his wife's name.

(9) Amount shown for Mr. Ryan includes 250 shares held in his wife's name.

(10) Amount shown for Mr. Overstrom includes 2,762 shares held in the names of his wife and children.

(11) FMR Corp. ("FMR") beneficially owned 25,970,808 shares of Common Stock as of December 31, 1997 as a result of various of its subsidiaries and affiliates providing investment advisory and management services. FMR has sole voting power with respect to 860,666 of the shares, shared voting power with respect to 7,336 of the shares, sole dispositive power with respect to 25,962,072 of the shares, and shared dispositive power with respect to 7,336 of the shares. This information is based on a Schedule 13G filed by FMR with the Securities and Exchange Commission ("Commission") dated February 14, 1998.

(12) KKR Associates, which was organized by Kohlberg Kravis Roberts & Co. ("KKR"), a private investment firm, as the general partner of each of Whitehall Associates, L.P. and KKR Partners II, L.P. (the "Partnerships"), beneficially owned, together with the Partnerships, 19,091,890 shares of Common Stock and rights to purchase 6,500,000 shares of Common Stock (the "Rights") as of December 31, 1997. The total number of shares of Common Stock represented by such Common Stock and Rights is 25,591,890 shares (after giving effect to the exercise of the Rights). KKR Associates is a New York limited partnership consisting of Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward A. Gilhuly as general partners, and certain past and present employees of KKR and partnerships and trusts for the benefit of the families of the general partners and employees of KKR and former general partners of KKR, as limited partners. KKR, KKR Associates, the Partnerships and Messrs. Kravis, Raether, Tokarz, Golkin, Robbins and Stuart have an address of 9 West 57th Street, New York, New York 10019. Messrs. Roberts, MacDonnell, Michelson, Greene and Gilhuly have an address of 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025. KKR Associates has sole voting and investment power for the Partnerships. This information is derived from an amended Schedule 13D filed with the Commission on January 13, 1996, and other information furnished to the Company. For purposes of calculating the percent of Common Stock beneficially owned, the number of shares of Common Stock deemed to be outstanding includes 6,500,000 shares that may be issued upon exercise of the Rights described above.

(13) For purposes of this calculation, the number of shares of Common Stock deemed to be outstanding includes shares that may be issued to Fleet's directors and executive officers upon conversion of other securities of Fleet on or prior to August 30, 1998.

*   Less than .01%

22. HOW CAN I OBTAIN MORE INFORMATION ABOUT THE COMPANY?

    The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by the Company at the SEC's public reference rooms in Washington, D.C., New York City, and Chicago, Illinois. The Company's SEC filings are also available from commercial document retrieval services or on the SEC's web site at http://www.sec.gov. You may also request a copy of the Company's financial reports filed with the SEC by contacting Fleet's Investor Relations Department, Fleet Financial Group, Inc., One Federal Street, Boston, Massachusetts 02110. Telephone requests may be directed to (617) 346-4000.

                                          By order of the Board of Directors,

                                          /s/ William C. Mutterperl

                                          William C. Mutterperl
                                          Executive Vice President
                                            and General Counsel

                                          July 30, 1998

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                            FLEET FINANCIAL GROUP, INC.
             CONSENT CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    CONSENT EXPIRATION DATE:  September 4, 1998


The Board of Directors unanimously recommends giving consent to the Amendment of the Articles of Incorporation of Fleet Financial Group, Inc. to increase the authorized number of shares of common stock to 1,200,000,000.









            (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)
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

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     PLEASE MARK YOUR
/X/  VOTES AS IN THIS                                                      2373
     EXAMPLE.

 Marking the box "CONSENTS" constitutes your written consent to the amendment. However, if no box is marked, your signature below will evidence your written consent to the amendment as recommended by the Board of Directors.

--------------------------------------------------------------------------------
              CONSENT CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------


The undersigned hereby takes the following action with respect to all of the shares of common stock of Fleet Financial Group, Inc. that the undersigned is entitled to vote:

                                                              DOES NOT
                                                     CONSENT  CONSENTS  ABSTAINS
To the amendment of the Articles of Incorporation
of Fleet Financial Group, Inc. to increase the         / /      / /       / /
authorized number of shares of common stock to 1,200,000,000.


 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS GIVING CONSENT TO THE AMENDMENT.

                             SHAREHOLDER NAME AND ADDRESS


                         PLEASEDATE, SIGN AND MAIL THIS CONSENT CARD IN THE ACCOMPANYING ENVELOPE.

                         NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES

                         Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                         -------------------------------------------------------



                         -------------------------------------------------------
                            SIGNATURE(S)                    DATE

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